Exhibit 10.75

December 17, 2015
By Electronic Mail

Piceance Energy, LLC
1401 Seventeenth Street, Suite 1400
Denver, Colorado 80202
Attention: Bruce Payne

Re:    Equity Commitment Letter – Project Elway

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement (the “Agreement”) dated as of the date hereof among Piceance Energy, LLC (“Piceance”) and Oxy USA Inc., OXY USA WTP LP, YT Ranch LLC and Oxy Y-1 Company (collectively, the “Company”), attached hereto as Annex A. Capitalized terms used but not otherwise defined herein (the “Equity Commitment Letter”) shall have the meanings given to them in the Agreement.
This Equity Commitment Letter will confirm the terms upon which Par Pacific Holdings, Inc. or one or more of its direct or indirect subsidiaries (“Par”) is willing to purchase or cause to be purchased, directly or indirectly, certain membership interests of Piceance in connection with closing of the transactions that are the subject of the Agreement.
1.Equity Commitment. Par shall, at or immediately prior to the Closing, subject to the terms and conditions set forth herein, purchase, or cause the purchase of, 153,803 Class A Units of Piceance (the “Units”) such that Par's pro forma ownership totals 42.3% of the Units issued and outstanding after the consummation of the transactions contemplated herein for an aggregate cash purchase price equal to $55.0 million (or $358 per Unit (the “Equity Commitment”), or such lesser amount of Units which is sufficient, together with the binding commitments of (a) the purchase by affiliates of aPriori Capital Partners of at least $5.0 million and Steve Webster or affiliates of Avista Capital partners of at least $10 million of Units at the same per Unit purchase price as the Equity Commitment, (b) preferred equity financing (the “Preferred Equity”) of at least $30.0 million to be provided by Wells Fargo Central Pacific Holdings, Inc. on substantially the terms and conditions attached hereto as Annex B, and (c) debt financing to be provided by the lenders (including JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association) under Piceance’s credit agreement (the “Piceance Credit Agreement”) through an increase in the borrowing base thereunder by at least $60.0 million (i.e., from $110.0 million to $170.0 million) (the transactions described in clauses (a), (b) and (c) above are referred to herein as the “Other Financing Commitments”), to fund the amounts required to be paid by Piceance to consummate the transactions contemplated by, and pursuant to, the Agreement. Par shall not, under any circumstances, be obligated to contribute more than the Equity Commitment and the proceeds of the Equity Commitment shall be used solely for the purpose of funding the amounts required to be paid by Piceance to consummate the transactions contemplated by, and pursuant to, the Agreement.
2.Conditions. The Equity Commitment shall be subject to (a) the execution and delivery of the Agreement by Piceance, in form and substance acceptable to Par, provided, however, that the Purchase Price in the Agreement shall not exceed $157.5 million, (b) the execution and delivery of appropriate definitive binding transactional documents customary for an equity purchase of this nature for Par (collectively, the “Definitive Documents”) that are substantially consistent with the terms and conditions set forth in this Equity Commitment Letter and are otherwise acceptable to Par and Piceance, including an amendment to the Second Amended and Restated Limited Liability Company Agreement of Piceance dated as of July 27, 2015, providing that (i) the forced sale right described in Section 11.4 of such limited liability company agreement will be exercisable by members of Piceance representing two-thirds of the outstanding Units (instead of Laramie Energy II, LLC or a successor to its interests), and (ii) the Board of Managers will, within ten (10) days after the day on which the Agreement is fully executed by all parties thereto (the “Execution Date”), establish a policy requiring Piceance to hedge at least 80% of its future proved developed production at any point in time based on swaps or costless collars if the projected Debt / EBITDA ratio over following four quarters is forecasted to be greater than 2.50 to 1.0, (c) no later than the Execution Date, Piceance shall have (i) entered into or be subject to oil and gas hedging transactions representing the maximum amount permitted on a secured basis under the Piceance Credit Agreement, with such amount to be at least 80% of the reasonably projected proved developed producing gas production of both Piceance’s reserves as of the Execution Date and the Oil and Gas Properties that are the subject of the Agreement (collectively, the “Subject Properties”), on a forward basis, for the period from March 2016 through December 2018, (ii) entered into derivative transactions in the form of either puts or other mutually agreeable hedging instruments to hedge the price risk associated with at least 80% of the projected production from the existing Piceance inventory drilled but uncompleted wells expected to commence production during 2016 and (iii) mutually agreed with Par, the Company and the participants in the Other Financing Commitments concerning the public disclosure of the transactions contemplated by this Equity Commitment Letter, the Agreement and the Other Financing Commitments, (d) To the extent the Company has not elected to redeem the Preferred Equity, the terms and conditions of the Preferred Equity will provide that Par has a contractual right to redeem the Preferred Equity in the event there is an uncured or the Company hasn’t received a waiver regarding an Event of Default under the Company’s existing Senior Secured Credit Agreement section 11.1 (a), (b), and with respect (c) exclusively applicable to Section 4.6 and Article X at a price equal to then applicable Liquidation Preference Amount, as such term is defined in Annex B, in the final definitive agreements concerning the Preferred Equity in form and substance acceptable to Par, (e) the agreement by Piceance and the Company to provide to Par such information as is necessary in order for Par or any of its affiliates to comply with the reporting and disclosure obligations under the rules and regulations of the Securities and Exchange Commission, including but not limited to Regulation S-X, Form 10-K and Form 8-K, including that such information is provided in a timely manner so as to allow Par and its regularly retained accounting firm to review the information and timely make the necessary filings, (f) the satisfaction in full at or prior to the Closing of each of the conditions set forth in the Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (g) the substantially contemporaneous consummation of the Closing and (h) the substantially contemporaneous closing of the Other Financing Commitments on the terms and conditions set forth in this Equity Commitment Letter and that are otherwise acceptable to Par and Piceance.
3.Enforceability; Third-Party Beneficiary. There is no express or implied intention to benefit any third party including, without limitation, the Company and nothing contained in this Equity Commitment Letter is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than Piceance. Under no circumstances shall Par be liable for any costs or damages including, without limitation, any special, incidental, consequential, exemplary or punitive damages, to any person or entity, including the Company, in respect of this Equity Commitment Letter.
4.Term. This commitment will be effective upon your acceptance of the terms and conditions of this Equity Commitment Letter and will expire on the earlier to occur of (i) March 2, 2016, (ii) the Closing pursuant to the Agreement or (iii) the termination of the Agreement pursuant to its terms. By your acceptance hereof, Piceance acknowledges, covenants and agrees, on behalf of itself, its affiliates, and any person claiming by, through or on behalf of any of them, that all claims that may be based upon or otherwise relate to this Equity Commitment Letter or the negotiation, execution, performance or breach of this Equity Commitment Letter, including any representation or warranty made or alleged to have been made in connection with, or as an inducement to, this Equity Commitment Letter, may be made only against (and are expressly limited to) Par, and no other person (including any past, present or future director, officer, employee, member, partner, manager, direct or indirect equityholder, management company, affiliate, agent, attorney or representative of Par) shall have any liability or obligation in respect of this Equity Commitment Letter or any such claim.
5.No Modification; Entire Agreement. This Equity Commitment Letter may not be amended or otherwise modified without the prior written consent of Par and Piceance. Together with the Agreement and the Definitive Documents, this Equity Commitment Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Par and Piceance with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this Equity Commitment Letter and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Equity Commitment Letter.
6.Governing Law. This Equity Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Texas (without giving effect to the conflict of laws principles thereof). Each party to this Equity Commitment Letter hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Equity Commitment Letter or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Southern District of Texas or any state court located in Harris County, Texas, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding, and to any trial by jury to the extent permitted by applicable law. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.
7.Assignments. This Equity Commitment Letter may not be assigned by Piceance without the prior written consent of Par (and any purported assignment without such consent will be null and void). Par may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates prior to the execution of Definitive Documentation. This Equity Commitment Letter may not be amended nor may any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.
8.Counterparts. This Equity Commitment Letter may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
9.Interpretation.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Equity Commitment Letter. When a reference is made in this Equity Commitment Letter to a Section, such reference shall be to a Section of this Equity Commitment Letter unless otherwise indicated. The word “including” and words of similar import when used in this Equity Commitment Letter will mean “including, without limitation,” unless otherwise specified.
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PAR PACIFIC HOLDINGS, INC.

By: /s/ William Pate
William Pate
President & Chief Executive Officer

Agreed and accepted as of the date
first written above:

PICEANCE ENERGY, LLC

By: /s/ Robert S. Boswell
Name: Robert S. Boswell
Title: Chairman & CEO

SIGNATURE PAGE FOR EQUITY COMMITMENT LETTER